SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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          Rule 14a-6(c)(2))
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                FIRST FEDERAL FINANCIAL CORPORATION OF KENTUCKY
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                -----------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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


October 26, 1998



Dear Fellow Stockholders:

We have previously mailed to you proxy materials relating to First Federal Financial Corporation of Kentucky's Annual Meeting of Stockholders to be held on November 11, 1998.

According to our latest records, we have not received you proxy card. Regardless of the number of shares you own, it is important that they are represented at the meeting. If you have not previously mailed your proxy card, please take a moment to sign, date, and mail the enclosed duplicate proxy card promptly in the return envelope provided for your convenience. Should you require another copy of the proxy statement, please call Rebecca Bowling, First Federal Financial Corporation of Kentucky at (502) 765-2131.

If you have already mailed your proxy card, please disregard this letter and accept our thanks.

Sincerely,



B. KEITH JOHNSON
President

October 28, 1998



Dear Shareholder,

This year, shareholders of First Federal Financial Corporation of Kentucky are receiving more information about First Federal's upcoming annual meeting than they have received for any annual meeting in recent years. Since you may find all this information confusing, I am writing on behalf of First Federal's Board of Directors to make sure there is no misunderstanding as to the Board's recommendation to shareholders.

The 1998 Annual Meeting will be held at First Federal's offices at 2323 Ring Road, Elizabethtown, Kentucky on Wednesday, November 11, 1998 at 5:00 p.m. A proxy statement, proxy card, and First Federal's 1998 Annual Report were sent to you in early October. We hope you can attend.

The Board has nominated Robert M. Brown, J. Stephen Mouser, Burlyn Pike, J. Alton Rider and Michael L. Thomas for election as directors at the 1998 Annual Meeting. Mr. Mouser and Dr. Thomas are new directors who have joined the Board since our 1997 Annual Meeting. The other three nominees have served at least one prior term on the Board. Additional information about the board's five nominees, their business backgrounds, and experience can be found in the proxy statement.

The Board is pleased with First Federal's performance for the year ended June 30, 1998. Core earnings per share increased from $1.39 to $1.53, a 10% increase. Return on assets and return on equity also increased. We increased the dividend on the common stock by 7%. You can find this and other financial information about First Federal in the Annual Report.

Since January 1, 1998, the trading price of First Federal stock has increased by 12% to $25.50 as of October 27, 1998. This is comparable to or better than the stock price performance of many other publicly traded banking institutions in our region.

In July, First Federal purchased three banking centers servicing over 53% of the deposit market share in Meade County. This is a good example of how maintaining a strong capital base has enabled First Federal to take advantage of opportunities to increase shareholder value.

The Board of Directors believes the five nominees have done a good job for First Federal shareholders. We recommend that you vote "FOR" these five nominees. We ask that you complete, sign and return the WHITE proxy card you previously received with your proxy statement and Annual Report. An extra copy of both the WHITE proxy card and a return envelope are enclosed for your convenience.

October 28, 1998 Page Two


You may already have received a package of solicitation materials from Mr. Dennis Young, a shareholder who has been nominated by his wife for election to the Board. Mr. Young was NOT nominated by the Board of Directors. Mr. Young is distributing a BLUE proxy card to First Federal shareholders and intends to vote all of the shares of any shareholder who returns the BLUE proxy card only for himself in the election of directors.

If you have previously returned your WHITE proxy card, we thank you. You may do nothing further and your shares will be voted for the Board's nominees.

If you have already returned the BLUE proxy card, you can still vote for the Board's nominees by completing the enclosed WHITE proxy card and returning it immediately in the envelope provided. You may also revoke a proxy and vote in person at the Annual Meeting.

If you own your shares through a broker and haven't voted, or if you wish to change your vote to vote for the Board's nominees, please contact your broker immediately for instructions. You must complete a proxy form provided by your broker to vote shares held in a brokerage account.

Your vote is important. The last proxy card you submit will be the one that counts.

Please sign and return a WHITE proxy card, even if you plan to attend the Annual Meeting and to vote in person for the Board's nominees. This way you can insure that your shares are voted for the Board's nominees if you cannot attend the Annual Meeting.

If you have any questions at all about the Annual Meeting or voting your shares, please feel free to call either me or Rebecca Bowling, our Corporate Secretary, at (502) 765-2131.

Sincerely,



B. KEITH JOHNSON
President & C.E.O.